Exhibit 99.2

Dear Team Coley,

I am very pleased today to announce the planned acquisition of Coley by Pfizer Inc, our global collaborator in the area of cancer. Under Pfizer’s direction, we believe we will realize our ultimate mission of improving human health with innovative medicines that target and direct the immune system.

Coley has enjoyed a collegial and supportive relationship with Pfizer. In March 2005, we entered into a significant license agreement with Pfizer granting exclusive development and worldwide marketing rights to our lead compound, PF-3512676, for the treatment and control of multiple cancers. Since signing the agreement, Pfizer has continued to invest in, expand and support this program.

We believe Pfizer’s actions demonstrate a strong commitment to the continued clinical development of PF-3512676 and a shared vision with Coley of the important role that TLR mediation can play in the treatment of a broad range of cancers and other diseases.

Pfizer is the world’s largest research-based biomedical and pharmaceutical company. Corporate headquarters are located in New York, with major research and development locations in the United States and England. In 2006, Pfizer earned $48.4 billion in revenues and invested $7.6 billion in research and development. Pfizer’s research and development efforts span 11 therapeutic areas including allergy and asthma, infectious diseases, inflammation and oncology—all areas of synergy with Coley. With Pfizer’s entry into vaccines, we are excited about the prospects of our know-how in TLR immunology enabling their strategy in this area.

We believe Pfizer has demonstrated it is an organization that is scientifically inquisitive, clinically adept and commercially focused. For these reasons and more, we believe Pfizer is an extraordinary fit to build upon our pioneering efforts in the area of Toll-like receptors and develop drug and vaccine adjuvant candidates that interact with multiple Toll-like receptor targets through varied molecular approaches.

As we announce this acquisition agreement today, we hope you can appreciate Pfizer and Coley’s shared vision. In our ongoing relationship with Pfizer in cancer, Pfizer has made clear how impressed it is by the caliber of talent at Coley. They are also very impressed with our technology and know-how associated with the development of new vaccines. This sale to Pfizer is just a first step in a process which ultimately, I believe, will position our technology and products to advance ever closer to the ultimate goal, improving human health and making a difference in the lives of patients.

Completion of this transaction is subject to 50 percent of our shareholders tendering their shares to Pfizer, and other standard conditions, including securities and antitrust filings. We expect the transaction will close early in 2008. As a next step following today’s announcement, a transition team, composed of representatives of Coley and Pfizer, is being formed with responsibility to determine how we maximize on the talents and resources of Coley. Starting with an employee global teleconference this morning at 09:00 US Eastern time; 15:00 Central European Time, we expect to hold regular meetings and provide updates to help answer questions that arise throughout this process. I am sure you understand that we won’t have all the answers to your questions, and that some of them can only be answered once the transaction is closed.

We look forward to bringing this transaction to a conclusion as quickly as possible. In the meantime, as we work toward finalizing this transaction, our priority must remain on the continued success of our business.

I look forward to talking with everyone shortly.

Best,

Bob

Additional Information About the Tender Offer and Where to Find It.

The tender offer for the outstanding common stock of Coley referred to in this letter has not yet commenced. This letter is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Coley common stock will be made pursuant to an offer to purchase and related materials that Pfizer intends to file with the U.S. Securities and Exchange Commission. At the time the Offer is commenced, Pfizer will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and thereafter Coley will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of Coley. In addition, all of these materials (and all other materials filed by Coley with the U.S. Securities and Exchange Commission) will be available at no charge from the U.S. Securities and Exchange Commission through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the U.S. Securities and Exchange Commission by Coley at www.coleypharma.com.